FRONTIER INSURANCE GROUP, INC.        1999 FORM 10-K                 EXHIBIT 12


                Computation of Ratio of Earnings to Fixed Charges
                                 (in thousands)

                                                                                         Year Ended December 31
                                                      --------------------------------------------------------------
                                                        1999         1998        1997        1996          1995
                                                      ----------  -----------  ----------- ----------   -----------
Income (loss) before income taxes
   and cumulative effect of change
      in accounting principle                        $(174,085)   $(90,875)     $45,849     $56,659      $43,280

Add:
      Minority interest and interest expense            18,479      11,931       11,842       4,247          895
      Interest portion of rental expense                   500         500          500         371          240
                                                     ---------    --------      -------     -------      -------
Earnings available for payment of combined
      fixed charges and preferred stock dividends    $(155,106)   $(78,444)     $58,191     $61,277      $44,415
                                                     ==========   =========     =======     =======      =======
Combined fixed charges:
      Minority Interest and interest expense         $  18,479     $11,931      $11,842      $4,247      $   895
      Interest portion of rental expense                   500         500          500         371          240
                                                     ---------     -------      -------      ------        -----
Total combined fixed charges                         $  18,979     $12,431      $12,342      $4,618      $ 1,135
                                                     =========     =======      =======      ======        =====
Ratio of earnings to combined fixed charges (1)           (8.2)       (6.3)         4.7        13.3         39.1

For purposes of determining this ratio, earnings consist of income before federal income taxes, plus fixed charges. Fixed Charges consist of 1) minority interest-preferred securities of subsidiary trust, and interest expense on short-term debt, 2) amortization of debt issuance costs and 3) the portion of rental expense that is representative of the interest factor.